China Digital Communication Group Enters into Agreement to
                   Acquire Leading Battery Component Company
                       Wednesday September 29, 8:01 am ET

NEW YORK--(BUSINESS WIRE)--Sept. 29, 2004--China Digital Communication Group (OTCBB: CHID - News) announced today that it has entered into an agreement to acquire Billion Electronics, Ltd. and its wholly-owned principal operating subsidiary, Shenzhen E'Jinie Technology Development Co., Ltd. (SETD). Based in Shenzhen, China, SETD is one of China's largest battery shell manufacturers with the daily capability to produce 700,000 steel and aluminum shells for Lithium-ion batteries, which are widely used in digital mobile devices such as digital cameras, cell phones, MP3 players, laptop computers and PDA's. Billion Electronics is owned by Xu Xirong, Fang Xuemei, and Top Interest International, Ltd. The purchase price for the acquisition is $11.5 million, which will be paid through a combination of cash and stock. Upon the completion of the acquisition, SETD is expected to be additive to revenue and earnings. Revenue for the company's most recently completed fiscal year 2003 was RMB 17.5 million, which is the equivalent of $2.1 million.

The company produces battery shells and caps at its state-of-the-art 4,000 square meter factory, which contains over 100 pieces of testing equipment and production machinery and 526 highly skilled employees. The company also owns its own research and development arm, which has just recently developed a proprietary technology for preventing air leaks on aluminum battery caps. The transaction represents the first acquisition for China Digital Communication Group as it seeks to develop a multinational business specialized in manufacturing, marketing and distributing mobile device batteries and telecom equipment.

For further information, please visit the company's website at www.chinadigitalcom.com.

Forward looking statement: Forward-looking statements in this press release are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company wishes to caution readers not to place undue reliance on any forward-looking statements, including, but not limited to, factors relating to future sales, and to recognize that the statements are not a prediction of actual future results. Actual results could differ materially from those presented and anticipated in the forward-looking statements due to the risks and uncertainties resulting from a number of factors, including, but not limited to, uncertainties in product demand, the impact of competitive products and pricing, changing economic conditions around the world, release and sales of new products and other risk factors detailed in the Company's 2003 Annual Report on Form 10-KSB, as amended, subsequent Quarterly Reports on Form 10-QSB, and all other filings with the U.S. Securities and Exchange Commission, as well as others not now anticipated. This press release does not constitute an offer to sell, or the solicitation of an offer to buy, any securities, nor shall there be any sale of the securities in any jurisdiction in which such offering would be unlawful.

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Contact:
     CEOcast, Inc.
     Ed Lewis, 212-732-4300